U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

___________________________________________________________________________
1.   Name and Address of Reporting Person*

     Alastair Gordon
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   (Last)                            (First)              (Middle)

     Butler House, Market Street
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                                    (Street)

     Maidenhead, Berkshire S16 8AA, United Kingdom
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   (City)                            (State)                (Zip)

___________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     1/16/01
___________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

___________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     ALPNET, Inc. (OTCBB: AILP.OB)
___________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Secretary
___________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


___________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person



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               Table I -- Non-Derivative Securities Beneficially Owned
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                2. Amount of     3. Ownership Form:
1. Title of      Securities         Direct (D) or     4. Nature of Indirect
Security     Beneficially Owned     Indirect (I)         Beneficial Ownership
(Instr. 4)       (Instr. 4)          (Instr. 5)              (Instr. 4)
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
5(b)(v).

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                3. Title and
                 2. Date           Amount
               Exercisable     of Securities
            and Expiration       Underlying
                 Date        Derivative Security
             (Month/Day/Year)    (Instr.4)
            ------------------ ----------------         5. Ownership
                                                           Form of
                                  Amount  4.Conversion   Derivative   6. Nature
1. Title of                         or     or Exercise    Security:  of Indirect
Derivative   Date     Expira-     Number     Price of    Direct (D)   Beneficial
 Security    Exer-    tion          of      Derivative  or Indirect   Ownership
(Instr. 4)   cisable  Date     Title Shares  Security  (I)(Instr.5)   (Instr. 5)


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Explanation of Responses:


/s/ Alastair Gordon                                   January 22, 2002
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**Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.